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                                                                    EXHIBIT 10.2

                           U.S. ROBOTICS ACCESS CORP.

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") made effective as of the 1st day of January, 1997, by and between U.S. Robotics Access Corp., a Delaware corporation (the "Company"), and JOHN MCCARTNEY ("Mr. McCartney").

                                    RECITALS

     WHEREAS, the Company is engaged in the business of designing, manufacturing and selling data communications equipment, including modems, and other high technology products; and

     WHEREAS, Mr. McCartney has acknowledged knowledge, skill and experience;
and

     WHEREAS, the Company desires to obtain the benefit of Mr. McCartney's knowledge, skill, and experience and, therefore, is willing to engage the services of Mr. McCartney upon the terms set forth in this Agreement; and

     WHEREAS, Mr. McCartney is willing to render services to the Company and its affiliates on the terms set forth herein;

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Mr. McCartney agree as follows:

     1.  EMPLOYMENT.

     (a) EMPLOYMENT. The Company hereby employs Mr. McCartney and Mr. McCartney hereby accepts employment by the Company, subject to the terms set forth in this Agreement.

     (b) EMPLOYMENT TERM. The term of Mr. McCartney's employment under this Agreement ("Employment Term") shall begin on January 1, 1997, and shall continue for a period of three (3) consecutive calendar years, unless terminated sooner in accordance with this Agreement. On each January 1 during the Employment Term, the Employment Term shall be automatically extended by an additional one-year period unless a notice of non-extension is given by one party to the other at least sixty (60) days prior to January 1.

     (c) TITLE AND DUTIES. Mr. McCartney's title shall be President and Chief Operating Officer of the Company's parent corporation, U.S. Robotics Corporation (the "Parent Corporation"), and he shall possess such powers and duties normally incident to such position, as he currently exercises and performs and as provided in the By-laws and in accordance with Delaware General Corporation Law. Mr. McCartney's title and duties may be changed at the discretion of the Board of Directors of the Parent Corporation. During the Employment Term, Mr. McCartney shall faithfully discharge his duties and responsibilities in a diligent manner, devoting substantially all of his working time to the affairs of the Parent Corporation and its subsidiaries (collectively, "U.S. Robotics").


     2.  COMPENSATION AND RELATED MATTERS.

     (a) SALARY. For services rendered by Mr. McCartney to U.S. Robotics and upon the condition that Mr. McCartney fully and faithfully perform all of his duties and obligations owed during the Employment Term under this Agreement, the Company shall pay Mr. McCartney an annual base salary equal to $500,000, payable in

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twenty-six equal bi-weekly installments per year less income tax withholdings and other normal employee deductions. This base salary set forth herein shall be reviewed annually by the Stock Option and Compensation Committee (the "Stock Option and Compensation Committee") of the Board of Directors of the Parent Corporation at the end of each fiscal year of the Company beginning with the fiscal year ending on or about September 30, 1997 (hereafter "Fiscal Year"), or at such other times as deemed appropriate by the Stock Option and Compensation Committee, and may, at the sole discretion of the Stock Option and Compensation Committee, be increased by an amount which it deems appropriate.

     (b) BONUSES. Mr. McCartney shall be eligible to receive with respect to each Fiscal Year during the Employment Term quarterly and annual bonuses under the Parent Corporation's Senior Executive Performance Bonus Program or a comparable bonus program which would afford him the opportunity to earn a substantially equivalent bonus, subject to the terms, conditions, and restrictions as set forth in such bonus program. The minimum bonus target set for each Fiscal Year shall not be less than an amount equal to the sum of the amounts of the Threshold Bonus, the maximum Incremental Threshold Bonus and the Base Target Bonus for him for the 1997 Fiscal Year as heretofore determined by the Stock Option and Compensation Committee.

     (c) STOCK OPTION PLAN. Mr. McCartney shall be entitled to receive such options to purchase the common stock of the Parent Corporation as shall be granted by the Stock Option and Compensation Committee pursuant to the Parent Corporation's Executive Officers and Directors Stock Option Plan.

     (d) FRINGE BENEFITS. During the Employment Term, Mr. McCartney shall be eligible to receive reasonable amounts of paid, noncumulative vacation per year, to be taken at a time or times reasonably agreeable to both Mr. McCartney and the Company, and shall be eligible to participate in and receive coverage and benefits under all group insurance, pension, profit sharing, bonus, stock option, stock ownership and other employee benefit plans, programs and arrangements of U.S. Robotics which are now or hereafter adopted by U.S. Robotics for the benefit of its senior executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. U. S. Robotics shall not make any changes in such plans, programs, and arrangements which would adversely affect Mr. McCartney's (or, if Section 3 herein is applicable, his spouse's or dependents') rights or benefits thereunder, unless such change occurs pursuant to a plan, program or arrangement applicable to all senior executive employees of the Parent Corporation and does not result in a proportionately greater reduction in the rights of or benefits to Mr. McCartney as compared with any other senior executive employee of the Parent Corporation. The Company shall also provide Mr. McCartney with certain perquisites, payable at the Company's expense, which are offered to other senior executive employees and which are reasonable, necessary and in the best interests of U.S. Robotics.

     (e) AUTOMOBILE ALLOWANCE. During the Employment Term, the Company shall pay to Mr. McCartney a monthly automobile allowance in the amount of $1,100, which amount may be paid in periodic installments, not less frequently than monthly. Such allowance may be reviewed by the Stock Option and Compensation Committee at the end of each Fiscal Year, or at such other times as deemed appropriate by the Stock Option and Compensation Committee, and may, at the sole discretion of the Stock Option and Compensation Committee, be increased by an amount which it deems appropriate. If such allowance is increased by the Stock Option and Compensation Committee, it shall not be decreased thereafter during the Employment Term.

     (f) BUSINESS EXPENSES. The Company shall reimburse Mr. McCartney for the reasonable and necessary business expenses incurred by Mr. McCartney in connection with the performance of his duties and obligations as set forth herein during the Employment Term. Such expenses shall include, but are not limited to, cellular telephone expenses and all expenses of travel and living expenses while away from home on business or at the request and in the service of the Company, provided that such expenses are properly incurred and accounted for in accordance with the applicable policies and procedures established by the Company. Reimbursement shall be made upon the presentation by Mr. McCartney to the Company of reasonably detailed statements of such expenses.

     (g) EFFECT OF SALARY AND OTHER BENEFITS. Salary payments pursuant to Subsection (a) of this Section 2 shall not be deemed exclusive and shall not prevent Mr. McCartney from participating in any other compensation or benefit plan, program or arrangement of U.S. Robotics as provided in this Section 2. Such salary payments

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(including any increased salary payments) shall not in any way limit or reduce any other obligation of the Company pursuant to this Agreement, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Mr. McCartney's salary pursuant to Subsection
(a) of this Section 2. At the same time, nothing paid to Mr. McCartney under any benefit plan, program, or arrangement under this Section 2, which is presently in effect or made available in the future, shall be deemed to be in lieu of the salary payable to Mr. McCartney pursuant to Subsection (a) of this
Section 2.

     (h) PRORATION OF COMPENSATION. Any compensation payable to Mr. McCartney under this Section 2, in respect of any Fiscal Year during which the Employment Term terminates prior to the last day of such Fiscal Year shall, unless otherwise provided in the applicable plan, program or arrangement, be prorated in accordance with the number of days in such Fiscal Year during which he is so employed.

     3. BENEFITS FOLLOWING EMPLOYMENT TERM OR TERMINATION. For a period of three (3) years following the Date of Termination of the Employment Term, other than as provided in Subsection (a) (cause) of Section 5 herein, the Company shall permit, at the Company's expense, Mr. McCartney, his spouse and dependents, as applicable (the "Benefit Participants"), to participate in all group medical and health insurance plans and employee benefit plans (including fringe benefits), programs, and arrangements now or hereafter made available to the senior executive employees of the Parent Corporation (the "Plans") (including but not limited to such Plans in which Mr. McCartney was entitled to participate immediately prior to the Date of Termination), in the same manner as provided to its other senior executive employees; provided, however, that this Section 3 shall not apply in the event that (i) U.S. Robotics shall hereafter terminate the applicable Plan, or (ii) the participation of the Benefit Participants in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Internal Revenue Code of 1986, as amended, or any successor thereto (the "Code"), or (iii) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan. In the event that any of the Benefit Participants' participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, the Company shall permit the Benefit Participants to acquire substantially comparable coverage or benefits, at the Company's expense, from a source of Mr. McCartney's or his spouse's choosing, notwithstanding the fact that such coverage or benefit will result in a higher cost than if provided under a U.S. Robotics Plan. However, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this Section 3 if the Benefit Participants receive such coverage and benefits from any other source.

     4.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     (a) COMPENSATION UPON TERMINATION FOR CAUSE. If the Employment Term shall be terminated "for cause," as provided in Subsection (a) of Section 5 herein, the Company shall have no further liability under this Agreement except to pay Mr. McCartney (i) the value of any accrued salary or other compensation due to Mr. McCartney pursuant to Section 2 herein (including any earned but unpaid bonus payment or prorata share of such earned bonus payment, but excluding deferred bonus payments based upon annual Fiscal Year performance), upon the date of delivery of Notice of Termination to Mr. McCartney, at the rate in effect at the time such Notice of Termination is delivered, and (ii) any benefits payable under all employee benefit plans, programs and arrangements of U.S. Robotics in which Mr. McCartney is a participant on the date of delivery of Notice of Termination.

     (b) COMPENSATION UPON DEATH. If the Employment Term is terminated by Mr. McCartney's death, the Company shall have no further liability under this Agreement except to pay Mr. McCartney's spouse, or if he leaves no spouse, to his estate or devisee, legatee or other designee, as applicable, (i) the value of any accrued salary or other compensation due to Mr. McCartney pursuant to
Section 2 herein (including any earned but unpaid bonus payment or prorata share of such earned bonus payment, but excluding deferred bonus payments based upon annual Fiscal Year performance), at the time of his death, (ii) an amount equal to the next six (6) bi-weekly salary payments payable to Mr. McCartney under Subsection (a) of Section 2 herein at the time of his death, payable on the dates when such payments would otherwise have been made had Mr. McCartney's death not occurred, (iii) any death benefit payable under all employee benefit plans, programs and arrangements of U.S. Robotics in which Mr. McCartney is a participant on the date of his death, and (iv) any Plan coverage or benefit continuation for Mr. McCartney's spouse and dependents, as applicable, under
Section 3 herein.

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     (c) COMPENSATION UPON DISABILITY.  During any period that Mr. McCartney fails to perform his duties hereunder as a result of incapacity due to an "impaired condition," as such term is defined in Subsection (c) of Section 5 herein (the "disability period"), Mr. McCartney shall continue to receive his full salary at the rate then in effect for the disability period until the Employment Term is terminated pursuant to Subsection (c) of Section 5 herein; provided, however, that such salary payments so made to Mr. McCartney pursuant hereto shall be reduced by the sum of the amounts, if any, payable to Mr. McCartney prior to or during this period, as the result of such incapacity, under any disability benefit plan or insurance program of U.S. Robotics in which Mr. McCartney participates.

     In the event of termination of the Employment Term pursuant to Subsection
(c) (disability) of Section 5 herein, the Company shall have no further responsibilities under this Agreement except (i) to pay the value of any accrued salary or other compensation due under Section 2 herein (including any earned but unpaid bonus payment or prorata share of such earned bonus payment, but excluding deferred bonus payments based upon annual Fiscal Year performance), on the Date of Termination to Mr. McCartney (or in the event of Mr. McCartney's subsequent death, to his estate or devisee, legatee or other designee, as applicable), together with any benefits payable under all employee benefit plans, programs or arrangements of U.S. Robotics in which Mr. McCartney is a participant on the Date of Termination, (ii) to pay the value of any severance compensation owed to Mr. McCartney (or in the event of Mr. McCartney's subsequent death, to his estate or devisee, legatee or other designee, as applicable), as set forth in Subsection (f)(i) of this Section 4 (which shall survive the termination of the Employment Term) and (iii) to provide for any Plan coverage or benefit continuation for Mr. McCartney, his spouse and dependents, as applicable under Section 3 herein.

     (d) COMPENSATION UPON TERMINATION BY MR. MCCARTNEY. If Mr. McCartney terminates the Employment Term due to "impaired health" or for Good Reason, as such terms are defined in Subsection (d) of Section 5 herein, the Company shall have no further responsibility under this Agreement except (i) to pay the value of any accrued salary or other compensation due under Section 2 herein (including any earned but unpaid bonus payment or prorata share of such earned bonus payment, but excluding deferred bonus payments based upon annual Fiscal Year performance), on the Date of Termination to Mr. McCartney (or in the event of Mr. McCartney's subsequent death, to his estate or devisee, legatee or other designee, as appropriate), together with any benefits payable under all employee benefit plans, programs or arrangements of U.S. Robotics in which Mr. McCartney is a participant on the Date of Termination, (ii) to pay the value of any severance compensation owed to Mr. McCartney (or in the event of Mr. McCartney's subsequent death, to his estate or devisee, legatee or other designee, as appropriate), as set forth in Subsection (f) of this Section 4 (which shall survive the termination of the Employment Term) and (iii) to provide for any Plan coverage or benefit continuation for Mr. McCartney, his spouse and dependents, as applicable, under Section 3 herein.

     (e) COMPENSATION UPON TERMINATION BY COMPANY. If the Company breaches this Agreement by terminating the Employment Term, other than pursuant to Subsections (a) (cause), (b) (death), or (c) (disability) of Section 5 herein, including but not limited to termination without "cause" (as such term is defined in Subsection (a) of Section 5 herein), the Company shall (i) pay the value of any accrued salary or other compensation due under Section 2 herein (including any earned but unpaid bonus payment or prorata share of such earned bonus payment, but excluding deferred bonus payments based upon annual Fiscal Year performance), on the Date of Termination to Mr. McCartney (or in the event of Mr. McCartney's subsequent death, to his estate or devisee, legatee or other designee, as appropriate), together with any benefits payable under all employee benefit plans, programs or arrangements of U.S. Robotics in which Mr. McCartney is a participant on the Date of Termination, (ii) pay the value of any severance compensation owed to Mr. McCartney (or in the event of Mr. McCartney's subsequent death, to his estate or devisee, legatee or other designee, as appropriate), as set forth in Subsection (f) of this Section 4 (which shall survive the termination of the Employment Term) and (iii) provide for any Plan coverage or benefit continuation for Mr. McCartney, his spouse and dependents, as applicable, under Section 3 herein.

     (f) SEVERANCE COMPENSATION.


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           (i) TERMINATION DUE TO DISABILITY OR IMPAIRED HEALTH.  Upon the
      termination of the Employment Term under Subsection (c) (disability) of
      Section 5 herein or upon the termination of the Employment Term by Mr. McCartney due to "impaired health" (as such term is defined in Subsection
      (d) of Section 5 herein), the Company shall pay to Mr. McCartney (or in the event of Mr. McCartney's subsequent death, his estate or devisee, legatee or other designee, as appropriate) all compensation and benefits specified under Section 2 herein, for a period of one (1) year from the Date of Termination, payable in the same manner as if the Employment Term had not been terminated.

           (ii) TERMINATION BY COMPANY OR BY MR. MCCARTNEY FOR GOOD REASON. If the Company breaches this Agreement by terminating the Employment Term, other than pursuant to Subsections (a) (cause), (b) (death) or (c) (disability) of Section 5 herein, including but not limited to termination without "cause" (as such term is defined in Subsection (a) of Section 5 herein), or if Mr. McCartney terminates the Employment Term for Good Reason, as such term is defined in Subsection (d)(i) of Section 5 herein, then the Company shall pay as severance compensation to Mr. McCartney an amount equal to (1) Mr. McCartney's annual base salary in effect as of the Date of Termination, multiplied by three, plus (2) the sum of the annual cash bonuses actually received by Mr. McCartney with respect to the previous three Fiscal Years of U.S. Robotics, less the amount of cash bonuses, if any, theretofore paid to him with respect to the Fiscal Year in which such termination occurs. Such severance compensation shall be payable in cash in a lump sum on or before the fifteenth (15th) day following the Date of Termination; provided, however, that where Sections 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor thereto (the "Code") are applicable, then such severance pay shall amount to one dollar less than the maximum amount that Mr. McCartney may receive without having such payment be treated as an excess parachute payment under Section 280G of the Code. Such severance compensation shall not be subject to mitigation or offset due to other earnings of Mr. McCartney.


     5. TERMINATION.

     (a) CAUSE. The Employment Term may be terminated at any time at the option of the Company "for cause" (as such term is hereinafter defined), effective upon the giving of written notice of termination to Mr. McCartney. As used herein, the term "for cause" shall mean and be limited to: (i) any felony conviction, (ii) willful misconduct or gross negligence in connection with the performance of Mr. McCartney's duties, responsibilities, agreements and covenants hereunder, which shall continue for a period of thirty (30) days after the receipt of notice from the Company, (iii) refusal to comply with reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, whereby such refusal continues for thirty (30) days after the receipt of notice from the Company, or (iv) repeated abuse (following at least one written warning from the Company) of alcohol or any illegal use of narcotics or other controlled substances.

     If Mr. McCartney is advised that he is being terminated for cause and, within fifteen (15) days thereafter submits to the Board of Directors of the Parent Corporation a written objection to such determination, this Subsection will not be applicable unless the Board of Directors of the Parent Corporation, at or before its next regularly scheduled meeting, determines by majority vote that Mr. McCartney has been terminated for cause.

     (b) DEATH. The Employment Term shall terminate automatically upon the death of Mr. McCartney.

     (c) DISABILITY. In the event Mr. McCartney becomes mentally or physically "disabled" during the Employment Term, the Employment Term shall terminate on the Date of Termination (as such term is defined in Subsection (f) of this Section 5) once such disability is "established." As used in this Subsection, the term "disabled" means suffering from any mental or physical condition, other than that resulting from the use of alcohol or illegal use of narcotics or other controlled substances, which renders Mr. McCartney unable to substantially perform all of his material duties and services under this Agreement in a satisfactory manner (an "impaired condition") for a period of one hundred twenty (120) consecutive days or for more than one hundred eighty
(180) days in any twelve (12) month period. For purposes of this Subsection, the date that Mr. McCartney's disability is "established" shall be, in the case of an impaired condition which exists for a period of one hundred twenty (120)

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consecutive days, the one hundred twenty-first (121) day on which such impaired condition exists, and, in the case of an impaired condition existing for more than one hundred eighty (180) days in any twelve (12) month period, the one hundred eighty-first (181) day on which such impaired condition exists.

     (d) TERMINATION BY MR. MCCARTNEY. Mr. McCartney may terminate the Employment Term (1) for Good Reason, or (2) if his health should become impaired to an extent that makes his continued performance of his duties and obligations hereunder hazardous to his physical or mental health or his life ("impaired health"), provided that Mr. McCartney shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, Mr. McCartney shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of Mr. McCartney's doctor, or (3) voluntarily, without Good Reason and not due to "impaired health." In the event that Mr. McCartney voluntarily terminates the Employment Term without Good Reason and not due to "impaired health", such termination shall be treated as if it were a termination "for cause" by the Company.

           (i) GOOD REASON DEFINED. For purposes of this Agreement, "Good Reason" shall mean:

                 a. a Change in Control of the Parent Corporation (as defined in Subsection (d)(ii) below), with termination of the Employment Term occurring within one year following such Change in Control;

                 b. a decrease in the total amount of Mr. McCartney's base salary below its level in effect on the date hereof, as provided in Subsection (a) of Section 2 herein;

                 c. a reduction in Mr. McCartney's title, duties, job responsibilities or working conditions without Mr. McCartney's consent, whereby the determination of whether a reduction in such title, duties, job responsibilities or working conditions is in the sole discretion of Mr. McCartney;

                 d. a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten
            (10) days after notice of such noncompliance has been given by Mr. McCartney to the Company; or

                 e. any purported termination of Mr. McCartney's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (e) of this Section 5 (and for purposes of this Agreement no such purported termination shall be effective).

           For the purpose of this Subsection (d)(i), no action or inaction by Mr. McCartney within ninety (90) days following the occurrence of the foregoing events shall be deemed a consent by Mr. McCartney to such events, absent written consent from Mr. McCartney to the Company.

           (ii) CHANGE IN CONTROL DEFINED. A "Change in Control" shall be deemed to have occurred:

                 a. upon any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than U.S. Robotics, any trustee or other fiduciary holding securities under any employee benefit plan of U.S. Robotics, or any company owned, directly or indirectly, by the stockholders of the Parent Corporation in substantially the same proportions as their ownership of common stock of the Parent Corporation), becoming the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Corporation representing twenty-five percent (25%) or more of the combined voting power of the Parent Corporation's then outstanding securities;

                 b. during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Parent Corporation to effect a transaction

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            described in paragraph (a), (c) or (d) of this Subsection or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board of Directors of the Parent Corporation) whose election by the Board of Directors or nomination for election by the Parent Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors;

                 c. upon the merger or consolidation of the Parent Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Parent Corporation or such surviving entity (which entity shall thereafter be the "Parent Corporation" as defined herein) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Parent Corporation (or similar transaction) in which no person (other than those covered by the exceptions in (a) above) acquires more than twenty-five percent (25%) of the combined voting power of the Parent Corporation's then outstanding securities shall not constitute a Change in Control of the Parent Corporation; or

                 d. the stockholders of the Parent Corporation approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Parent Corporation of all or substantially all of the Parent Corporation's assets other than the sale of all or substantially all of the assets of the Parent Corporation to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Parent Corporation at the time of the sale.


     (e) NOTICE OF TERMINATION. Any termination of the Employment Term by the Company or by Mr. McCartney (other than termination pursuant to Subsection (b) (death) of this Section 5) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the Section and Subsection so indicated.

     (f) DATE OF TERMINATION. "Date of Termination" shall mean the following: if the Employment Term is terminated by (i) Subsection (a) (cause) of this
Section 5, the date specified in the Notice of Termination, (ii) Subsection (b) (death) of this Section 5, the date of Mr. McCartney's death, (iii) Subsection
(c) (disability) of this Section 5, thirty (30) days after Notice of Termination is given (provided that Mr. McCartney shall not have returned to the satisfactory performance of his duties on a full-time basis during such thirty (30) day period), and (iv) if for any other reason, the date on which a Notice of Termination is given; provided, however, that if, within (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     6. OTHER BUSINESS ACTIVITIES. During the Employment Term, Mr. McCartney shall not, without the prior written authorization of the Board of Directors of the Parent Corporation, directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive or adverse to U.S. Robotics' business welfare or engage in any activity whether alone, as a partner, or

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as an officer, director, employee, consultant, independent contractor, or stockholder in any other corporation, person, or entity which is competitive with or adverse to U.S. Robotics' business welfare. This Section 6 shall not, however, prevent Mr. McCartney from investing in securities issued by any such competitive or adverse corporation, provided the holdings thereof by Mr. McCartney do not constitute more than five percent (5%) of any one class of such securities.

     7.  CONFIDENTIAL INFORMATION.

     (a) DISCLOSURE AND USE. Mr. McCartney shall not disclose or use at any time, either during or subsequent to the Employment Term, any trade secrets or other confidential information, whether patentable or not, of U.S. Robotics, including but not limited to, any technical or non-technical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or any list of actual or potential customers or suppliers, of which Mr. McCartney is or becomes informed or aware during the Employment Term, whether or not developed by Mr. McCartney, except (i) as may be reasonably required for Mr. McCartney to perform Mr. McCartney's employment duties with U.S. Robotics, (ii) to the extent such information becomes generally available to the public through no wrongful act of Mr. McCartney,
(iii) information which has been disclosed as a result of a subpoena or other legal process, provided that Mr. McCartney has provided the Company with prompt written notice of the receipt thereof, or (iv) unless Mr. McCartney shall first secure the Company's prior written authorization. This covenant shall survive the termination of Mr. McCartney's employment hereunder, and shall remain in effect and be enforceable against Mr. McCartney for so long as any such U.S. Robotics secret or confidential information retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use. Mr. McCartney agrees to execute such further agreements and/or confirmations of Mr. McCartney's obligations to U.S. Robotics concerning non-disclosure of U.S. Robotics trade secrets and confidential information as U.S. Robotics may reasonably require from time-to-time.

     (b) RETURN OF MATERIALS. Upon termination of the Employment Term, Mr. McCartney (or in the event of termination due to Mr. McCartney's death, his estate or devisee, legatee or other designee, as applicable) shall promptly deliver to the Company all materials of a secret or confidential nature relating to U.S. Robotics' business, which are in the possession or under the control of Mr. McCartney.

     8. INVENTIONS AND DISCOVERIES. Mr. McCartney hereby assigns to the Company or its designee all of Mr. McCartney's rights, title and interest in and to all inventions, discoveries, processes, designs, works of authorship and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by Mr. McCartney during the Employment Term. Promptly upon the development, making, creation, or discovery of any invention, discovery, process, design, work, intellectual property or improvement, Mr. McCartney shall disclose the same to the Company and shall execute and deliver to the Company or its designee such reasonable documents as the Company may request to confirm the assignment of Mr. McCartney's rights therein, and if requested by the Company, shall assist the Company or its designee in applying for and prosecuting any patents and any trademark or copyright registration which may be available in respect thereof. Any invention, discovery or other work for which none of U.S. Robotics' equipment, supplies, facilities, or confidential information was used and which was developed entirely on Mr. McCartney's own time, is exempted from this Section 8 so long as it (i) does not relate in any way to U.S. Robotics' business, or actual or demonstrably anticipated research and development; and (ii) does not result in any way from Mr. McCartney's work for U.S. Robotics.

     9. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render the same valid, or (ii) not applicable to given circumstances, or (iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

     10. ARBITRATION OF DISPUTES. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties (other than a controversy contemplated by Sections 6, 7, 8 and 11 herein), such controversy shall be submitted to binding arbitration. Either the Company or Mr. McCartney may institute such arbitration proceeding by giving written notice to the other party and by designating one independent arbitrator. Unless such independent arbitrator alone is acceptable to the other party, such other party shall designate within ten (10) days following receipt of such notice, a second independent arbitrator, and such two arbitrators shall thereafter select a third independent arbitrator. A hearing shall be held by the arbitrator or arbitrators in the City of Chicago, Illinois, and a decision of the matter so submitted shall be rendered promptly in accordance with the rules of the American Arbitration Association. The decision of the arbitrator or, if more than one, a majority of the arbitrators shall be final and binding upon all parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The cost of the arbitration shall be borne by the Company.

     11. ENFORCEMENT. The Company will be entitled to institute proceedings and avail itself of all remedies at law or in equity to recover damages occasioned by a breach or threatened breach of any of the provisions of this Agreement by Mr. McCartney and shall have the right to pursue one or more of such proceedings and remedies simultaneously or from time to time. Mr. McCartney hereby acknowledges that the Company would suffer irreparable injury if the provisions of Sections 6, 7 and 8 herein, which shall survive the termination of this Agreement, were breached and that the Company's remedies at law would be inadequate in the event of such breach or threatened breach. Accordingly, Mr. McCartney hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies, be preliminarily and permanently enjoined by any court of competent jurisdiction without any requirement that the Company post a bond.

     12. LEGAL FEES AND EXPENSES. In the event of litigation or arbitration proceeding under this Agreement, both the Company and Mr. McCartney shall pay their own attorneys' fees and other legal expenses; provided, however, that (i) the Company shall pay Mr. McCartney's attorneys' fees and legal expenses in connection with any proceeding which results in a court refusing to issue a preliminary or permanent injunction against Mr. McCartney due to his alleged breach or threatened breach of any provision of this Agreement, and (ii) the Company shall pay the reasonable legal fees and expenses which Mr. McCartney may incur in connection with the enforcement of this Agreement in connection with the termination of the Employment Term under Subsections (c) (disability) and (d) (termination by Mr. McCartney for Good Reason) of Section 5 herein or due to the termination of the Employment Term by the Company for any reason other than as provided in Section 5 herein, including but not limited to termination without "cause" as such term is defined in Subsection (a) of
Section 5 herein.

     Such fees and expenses shall be paid in cash within forty-five (45) days after the submission to the Company's Secretary, and inquiry into the reasonableness of such fees and expenses shall not delay such payment.

     13.  GENERAL PROVISIONS.

     (a) NOTICES. Any notice, request, demand or other communication required or permitted to be given hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by a facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:


            To the Company:  U.S. Robotics Corporation
                             8100 McCormick Blvd.
                             Skokie, Illinois  60076
                             Attention: Vice President of Human Resources cc: General Counsel


          To Mr. McCartney:  Mr. John McCartney
                             [Omitted]

Either the Company or Mr. McCartney may, at any time, by notice to the other, designate another address for service of notice on such party. When the letter, facsimile, telegram or telex is dispatched as provided for above, the notice shall be deemed to be made when the addressee receives the letter, facsimile, telegram or telex, or upon the third (3rd) business day after the date it is sent, whichever is earlier.

     (b) AMENDMENTS. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

     (c) CAPTIONS AND HEADINGS. The captions and Section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

     (d) GOVERNING LAW. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

     (e) SUCCESSORS AND ASSIGNS. In light of the unique personal services to be performed by Mr. McCartney hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by Mr. McCartney of this Agreement or any of Mr. McCartney's duties, responsibilities, or obligations hereunder shall be void. The Company shall not assign this Agreement to any third party entity which is not affiliated with the Company, the Parent Corporation or any of their direct or indirect subsidiaries. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

     (g) ENTIRE AGREEMENT. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

     (h) RELIANCE BY THIRD PARTIES. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.



ATTEST:                               U.S. ROBOTICS ACCESS CORP.


/s/ GEORGE A. VINYARD                 By: /s/ CASEY COWELL
George A. Vinyard,  Secretary             Casey Cowell, Chief Executive Officer



                                          /s/ JOHN MCCARTNEY
                                          John McCartney